UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report:	November 12, 2008
Date of Earliest Event Reported:	November 5, 2008

BOISE INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33541 (Commission File Number)	20-8356960 (IRS Employer Identification No.)

1111 West Jefferson Street, Suite 200

Boise, ID 83702-5388
(Address of principal executive offices) (Zip Code)

(208) 384-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 5, 2008, Boise Inc. received written notice from the New York Stock Exchange (“NYSE”) that the company does not currently comply with NYSE continued listing standards.  The company was advised by the NYSE that it is “below criteria” because its average total market capitalization was less than $75 million over a 30-trading-day period, and the average closing price of its common stock was less than $1.00 over a consecutive 30-day trading period.

The company intends to cure the deficiencies and will remain in communication with the NYSE throughout the process.  Under the applicable NYSE rules, the company has 45 calendar days from receipt of the notice to submit a plan that demonstrates its ability to achieve compliance with the continued listing standards pertaining to market capitalization within 18 months of receipt of the notice.  Upon receipt of the company’s plan, the NYSE will either accept the plan, at which time the company will be subject to quarterly monitoring for compliance with this plan, or the NYSE will not accept the plan and the company will be subject to suspension by the NYSE and delisting by the SEC.

Additionally, since the company is below the share price criterion, it must bring its share price and average share price above $1.00 within six months of receipt of the notification.  In the event this is not achieved at the expiration of the six-month cure period (or by the company’s next annual meeting of shareholders, if shareholder approval is necessary), the company’s stock will be subject to NYSE suspension and delisting procedures.

The company’s common stock remains listed on the NYSE under the symbol “BZ” but will be assigned a “.BC” indicator by the NYSE to signify that the company is not currently in compliance with the NYSE continued listing standards.  The company has not yet determined specific actions to take in response to this notice.  Although the company intends to cure the deficiencies and to return to compliance with the NYSE continued listing requirements, there can be no assurance it will be able to do so.

Item 8.01	Other Events.

On November 11, 2008, Moody’s Investors Service (“Moody’s”) announced it had downgraded Boise Inc.’s speculative grade liquidity rating to SGL-3 from SGL-2.  The SGL-3 rating indicates adequate liquidity, but Moody's expects covenant compliance to be tighter over the next four quarters.  The company’s corporate family rating remains Ba3 and the outlook was changed to negative from stable.  The change to a negative outlook was prompted by uncertainties regarding the decrease in demand for certain of the company’s products, the economic slowdown, and volatility of the credit markets.  All other ratings were affirmed.

The Ba3 corporate family rating continues to reflect the company’s market position as the third largest producer of uncoated freesheet paper in North America, favorable industry supply trends from recent consolidation and rationalization actions, and recent pricing improvements.  The negative outlook considers the reduced financial flexibility during an economic slowdown, challenges of shifting to higher margin specialty products, input cost pressures, and declining demand in certain of the company’s products.

Ratings Downgraded:

•      Speculative Grade Liquidity Rating, downgraded to SGL-3 from SGL-2

Ratings Affirmed:

•      Corporate Family Rating, Ba3

•      First Lien Secured Revolver, Ba2 (LGD3, 36%)

•      First Lien Secured Term Loan A, Ba2 (LGD3, 36%)

•      First Lien Secured Term Loan B, Ba2 (LGD3, 36%)

•      Second Lien Secured Term Loan, B1 (LGD5, 81%)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE INC.

By	/s/ Karen E. Gowland
Karen E. Gowland
Vice President, General Counsel and
Secretary

Date:  November 12, 2008